EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 13th day of May, 2002 (the “Effective Date”), by and between NEXX Systems, LLC, a Delaware limited liability company with its principal offices located at 90 Industrial Way, Wilmington, MA 01887 (“NEXX”), and Arthur Keigler (the “Employee”), an individual residing at 20 Plain Road, Wellesley, MA 02481.  As used herein, the term “Company” shall mean and refer to (i) NEXX prior to the consummation of the Merger Transaction (as defined below) and (ii) AWT from and after the consummation thereof.

WHEREAS, the Employee currently works for All Wet Technologies, Inc. (“AWT”);

WHEREAS, NEXX and AWT are currently negotiating a merger agreement between the companies (the “Merger Agreement”), pursuant to which NEXX would be merged with and into a wholly-owned subsidiary of AWT (the “Merger Transaction”);

WHEREAS, the Company wishes to employ the Employee in connection with the development of a product line for photo-resist and metal deposition tools (the “Product Line”);

WHEREAS, the Employee possesses the skills necessary to fulfill that need; and

WHEREAS, the Employee and the Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties hereto agree as follows:

1.             Employment.

The Company hereby agrees to employ the Employee and the Employee agrees to report to the President and Board of Directors of the Company.  In addition to the Employee’s initial role in connection with the development of the Product Line, the Employee agrees to perform such other services for the Company as may be assigned from time to time by the President and/or the Board of Directors of the Company.  The Employee accepts such employment upon the terms and conditions hereinafter set forth, and further agrees to perform to the best of his ability the duties associated with such position as determined by the President and the Board of Directors of the Company (the “Board”).  The Employee shall devote his full business time and attention to his duties hereunder.

2.             Term of Employment.

The term of the Employee’s employment under this Agreement will commence on the Effective Date.  Subject to the provisions of Sections 10 and 11 of this Agreement, the term of the Employee’s employment hereunder shall be for a three (3) year period commencing on the Effective Date (the “Initial Term”).  The Initial Term shall be automatically extended for successive one (1) year periods (each an “Additional Term”) unless the Company or the Employee gives the other notice of non-extension at least sixty (60) days before the end of the Initial Term or the then-current Additional Term.  The Initial Term and any Additional Terms together shall be referred to as the “Term.”  The last day of the Term shall be referred to as the “Expiration Date,” irrespective of any earlier termination in accordance with the terms of this Agreement.

3.             Compensation and Benefits.

a.           Salary.  As compensation for services to be rendered pursuant to this Agreement,  the Company agrees to pay the Employee a base salary (the “Salary”) at an annual rate of (i) commencing on the Effective Date and continuing for the remainder of the first year of the Initial Term, ONE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($175,000).  Thereafter, and during any Additional Term, the Board, in its discretion, may determine appropriate increases to the Employee’s Salary, provided, however, that in no event shall the Employee’s Salary be diminished below the initial rate or any increased rate without the mutual consent of the Employee and the Company.  The Salary shall be payable in such installments as is the standard payroll practice of the Company.

b.          Bonus.

i.  One-time Signing Bonus.  Upon the consummation of the Merger Transaction, the Employee shall be entitled to a one-time signing bonus amounting to Two Hundred and Fifty Thousand Dollars ($250,000) (the “Signing Bonus”) which shall accrue as a legal obligation of the Company at the Effective Time, as that term is defined in the Merger Agreement.  The Signing Bonus is payable as follows:  (i) One Hundred Fifty Thousand Dollars ($150,000), payable in cash at the Effective Time, and (ii) One Hundred Thousand Dollars ($100,000), payable on the twelve (12) month anniversary of the Effective Date, pursuant to the terms of a Promissory Note, a copy of  which is attached hereto as Exhibit A.

ii.  Employee Bonus Plan.  The Employee shall be entitled to participate in the Company’s employee bonus plan in accordance with the terms of such plan.  The Company shall have the discretion to determine the amount of any bonus paid to the Employee.  However, the Employee will be eligible to receive a maximum bonus under such plan not to exceed 30% of his annual Salary for the year to which any bonus relates.  The Employee’s bonus eligibility will be linked directly to the profitability of the Company’s “Stratus” (Wet processing products) product line.

c.          Equity.

i.  Stock Options.  Upon the closing of the Merger Transaction and during the course of the Employee’s employment with the Company, the Employee will be eligible to receive stock options pursuant to the Company’s prospective 2002 Employee, Director, and Consultant Stock Option Plan (or any successor plan) in such amounts and pursuant to vesting schedules as may be determined from time to time by the Company’s Board of Directors, in its discretion, taking into account, among other factors, the Employee’s performance and the Company’s performance.

ii.  Restricted Stock.  Contemporaneously with the closing of the Merger Transaction (the “Merger Closing Date”), the Employee and the Company shall enter into the Company’s standard form of Stock Restriction Agreement, pursuant to which (A) the Employee shall grant to the Company the right to repurchase up to 100% of the outstanding shares of AWT capital stock (the “Employee Restricted Stock”) owned by the Employee immediately prior to the Merger Closing Date (less any of such shares that are subject to a general indemnity escrow pursuant to the Merger Agreement) at a per share price equal to one one-hundredth of one cent ($0.0001), (B) such repurchase right shall lapse as to one-third of the shares of Employee Restricted Stock on each of the first three anniversaries of the Merger Closing Date and (C) the Employee shall deliver the Employee Restricted Stock to the Company to be held in escrow pursuant to such Stock Restriction Agreement.

d.           Benefits.

(i)           Employee Benefit Plans Generally. The Employee shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its Employee employees, including without limitation group life, medical, dental, surgical and other health insurance, short and long-term disability, 401(k) and similar plans.

(ii)           Vacation.  The Employee shall be entitled to 21 days of vacation time for each twelve (12) month period during the Term, which may be taken at such time(s) as the Employee may elect, subject to the needs of the Company’s business.  The Employee shall also be entitled to all paid holidays that the Company provides to its employees, as well as all religious holidays that he observes.  The Employee shall not have the right to carry-over any vacation days earned during any one year period to a subsequent year and therefore, any such unused vacation days shall be forfeited by the Employee.

(iii)           Life Insurance.  The Company agrees to take all reasonable action to purchase and maintain, with the cooperation of the Employee, a life insurance policy in the name of the Employee and in the amount of $1,000,000, during the term of this Agreement; provided, that, the Employee’s application for such insurance is approved and underwritten with standard terms and conditions and with standard premiums.

e.           Expenses.  The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred by the Employee during the Term in performing services hereunder, including without limitation, those expenses associated with travel, entertainment and other business expenses, provided that the Employee provides receipts and proof for such expenses in accordance with the Company’s policies.

4.           Confidentiality, Disclosure of Information.

The Employee recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein, the Employee will not during the Term, or at any time following the Term, disclose or permit to be known to any other person or entity (except as required by applicable law or in connection with the performance of the Employee’s duties and responsibilities hereunder), or use for the Employee’s personal benefit or gain, any Confidential Information of the Company.  The term “Confidential Information” includes, without limitation, information relating to the Company’s business affairs, proprietary technology, trade secrets, processes, plans, products, source codes, sources of supply and material, operating or other cost-data, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, price lists or data relating to pricing of the Company’s products or services, training materials, supplier information, operating procedures, employee lists, employment agreements, personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, and customer lists, customer proposals, and information relating to business operations and strategic plans of third parties with which the Company has or may be assessing commercial arrangements, any of which information is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement).  Therefore, the Employee will not, without the prior written consent of the Board, disclose such Confidential Information or use the same.  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Employee, regardless of whether the Employee continues to be employed by the Company.  It is further agreed and understood by and between the parties to this Agreement that all information and records relating to the Company, as hereinabove described, shall be the exclusive property of the Company and, upon termination of Employee’s employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Employee’s possession or control shall be returned to and left with the Company.

5.           Inventions Discovered by Employee.

The Employee represents that the attached Exhibit B contains a complete list of all inventions made, conceived or first reduced to practice by the Employee, under the Employee’s direction or jointly with others prior to the Employee’s employment with the Company (“Prior Inventions”) and which are not assigned to the Company hereunder.  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, the Employee understands that the Employee shall not to list such Prior Inventions in Exhibit B but shall only disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason.  A space is provided on Exhibit B for such purpose.  If there is no such Exhibit B attached hereto, the Employee represents that there are no such Prior Inventions.  If, in the course of the Employee’s employment with the Company, the Employee incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, the Employee agrees that the Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Inventions of the Company without the Company’s prior written consent.

The Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, design, method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, “Inventions”), that relates to any line of business in which the Company engages and is made, conceived or first reduced to practice by the Employee, either alone or jointly with others, while performing services hereunder (or, if based on or related to any Confidential Information, made by the Employee within two (2) years after the termination of such employment) which (a) pertain to any line of business activity of the Company, whether then conducted or then being planned by the Company, (b) are aided by the use of time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) relate to any of the Employee’s work during the period of the Employee’s employment with the Company, whether or not during normal working hours.  The Employee hereby assigns to the Company all of the Employee’s right, title and interest in and to any such Inventions.  During and after the Term, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Employee’s agreed compensation during the course of the Employee’s employment.  Without limiting the foregoing, the Employee further acknowledges that all original works of authorship by the Employee, whether alone or jointly with others related to the Employee’s employment with the Company and which are protectable by copyright are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, the copyright of which shall be owned solely, completely and exclusively by the Company.  If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work shall be owned solely by, or hereby assigned or transferred completely, exclusively to, the Company.  The Employee hereby irrevocably designates counsel to the Company as the Employee’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section.  This Section 5 shall survive the termination of this Agreement.

6.           Non-Competition and Non-Solicitation.

The Employee acknowledges that the Company invests substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets) customers, accounts and business partners, and further acknowledges that during the course of the Employee’s employment, the Employee will have access to the Company’s Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company.  The Employee acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Employee and any existing or prospective customers, accounts or business partners.  The parties to this Agreement expressly acknowledge and agree that the Employee possesses skills that are special, unique or extraordinary, and that the value of the Company depends, in substantial part, upon the Employee’s use of such skills on the Company’s behalf.

In recognition of this, the Employee covenants and agrees that:

(a)           During the Employee’s employment with the Company, and for a period of one (1) year commencing on the termination of the Employee’s employment by the Company or the Employee, the Employee may not, without the prior written consent of the Board, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor or representative, stockholder or in any other capacity whatsoever) perform any work for, or conduct any business with, any entity or person (including the Employee) which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under demonstrable development by the Company during the Employee’s employment or at the time of termination thereof (such entity or person being hereinafter referred to as a "Prohibited Enterprise").  The Employee hereby represents that he is not engaged in any of the foregoing capacities for any Prohibited Enterprise.  The parties agree that, given the specific and global nature of the Company’s business, any geographical limitations on this non-competition agreement are inappropriate.

(b)           During the Employee’s employment with the Company and for a period of one (1) year commencing on the termination of the Employee’s employment with the Company, the Employee may not, directly or indirectly, entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever the independent contractor’s engagement with the Company, nor may the Employee, directly or indirectly, be involved in the recruitment or hiring of any Company employee or any independent contractor who is then-engaged by the Company on behalf of the Employee or any person or entity other than the Company, absent prior written consent to do so from the Board.

(c)           During the Employee’s employment with the Company and for a period of one (1) year commencing on the termination of the Employee’s employment with the Company, the Employee may not, directly or indirectly, entice, solicit or encourage any customer or business partner, or any prospective customer or business partner, of the Company to cease doing business with the Company, reduce the level of business it conducts with the Company or commence doing business with any other entity.

7.           Non-Disparagement.

Excepting statements made in good faith for purposes of advancing the interests of the Company, the Employee hereby agrees that during the course of the Employee’s employment with the Company and at all times thereafter, the Employee will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of the Company or any of its officers, directors, shareholders or employees.  The Employee further agrees that during the course of the Employee’s employment with the Company and at all times thereafter, the Employee will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Company or any of its officers, director, shareholders or employees.  Upon the termination of the Employee’s employment hereunder, the Company agrees to advise its officers and directors not to make any statement that is professionally or personally disparaging about, or adverse to, the Employee or engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Employee.

8.           Provisions Necessary and Reasonable.

(a)         The Employee agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Inventions, and goodwill; (ii) any and all specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company’s business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.  In recognition of the foregoing, the Employee agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.  The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(b)           If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(c)           If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

9.           Representations Regarding Prior Work and Legal Obligations.

(a)           The Employee represents that the Employee has no agreement or other legal obligation with any prior employer or any other person or entity that restricts the Employee’s ability to continue employment with, or to perform any function for, the Company, as described in this Agreement.

(b)           The Employee acknowledges that he has not and will not misappropriate any Invention that the Employee played any part in creating while working for any former employer.

(c)           The Employee acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

10.           Termination and Severance.

Notwithstanding the provisions of Section 2 of this Agreement, the Employee’s employment hereunder may terminate under the following circumstances:

(a)           Termination by the Company Without Cause.  The Employee’s employment hereunder may be terminated, without Cause (as defined below) by the Company upon seven (7) days written notice to the Employee; provided, however, that if the Company terminates the Employee’s employment without Cause, the Company shall (i) continue to pay the Employee’s Salary for a period of six (6) months or until such time as the Employee obtains substitute employment at not less than 75% of the Employee’s Salary hereunder as of the time of termination, whichever occurs first; (ii) provide the Employee with health insurance coverage for a period of six (6) months that is the same or substantially similar to that provided to the Employee while employed by the Company at substantially the same cost to the Employee; (iii) pay the Employee, within five (5) days of termination, for all accrued but unused vacation time earned through the date of termination; (iv) pay, within five (5) days of termination, the Employee the pro rata portion of his annual Bonus earned through the termination date; (v) pay within five (5) days of termination all other accrued wages or bonuses including the balance due on the Promissory Note; (vi) take all necessary and reasonable action, in the ordinary course of business, to pay any other accrued employee benefits to the Employee, in accordance with the Company’s Employee Benefit Plans and as required under applicable state and federal laws; (vii) forfeit the Company’s repurchase rights to all Employee Restricted Stock under Section 3(c)(ii) and upon termination, Employee will become fully vested in such Employee Restricted Stock; provided, further, that notwithstanding anything to the contrary set forth in this Section 10(a) of the Agreement, the Company and the Employee hereby acknowledge and agree that if the Merger Transaction does not occur as contemplated by the Merger Agreement, the Company shall have the right to terminate the Employee hereunder without cause and without any obligation to make any payment required under this Section 10(a)(i) – (vii), upon seven (7) days written notice to the Employee.

(b)           Termination by the Company for Cause.  The Company may terminate this Agreement for Cause at any time, upon written notice to the Employee setting forth in reasonable detail the nature of such Cause which notice shall be effective immediately unless a later date is stated in such notice.  For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment hereunder upon (i) any act or omission that consists of the Employee’s material breach of the terms of this Agreement; (ii) the Employee’s material failure to perform the Employee’s duties hereunder after written notice by the Company detailing the nature of such failure the expiration of a twenty (20) day period in which to cure such failure;  (iii) the Employee’s conviction for any felony involving moral turpitude or that relates to Company business or assets; or (iv) any act or omission which constitutes a “for cause” termination under applicable law.  Upon the giving of written notice of termination for Cause of the Employee’s employment, the Company shall have no further obligation or liability to the Employee other than for compensation earned under this Agreement to the date of termination, which shall include any accrued but unused vacation time.  In addition, upon a termination under this Section 10(b), the Company shall take all necessary and reasonable action, in the ordinary course of business, to pay any other accrued employee benefits to the Employee, in accordance with the Company’s Employee Benefit Plans and as required under applicable state and federal laws.

(c)           Death.  In the event of the Employee’s death during the Term of this Agreement, the Employee’s employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Employee other than for compensation earned under this Agreement to the date of termination (which shall include any accrued but unused vacation time).  In addition, upon a termination under this Section 10(c), the Company shall take all necessary and reasonable action, in the ordinary course of business, to pay any other accrued employee benefits to the Employee, in accordance with the Company’s Employee Benefit Plans and as required under applicable state and federal laws.

(d)           Disability.  The Company may terminate the Employee’s employment hereunder, upon written notice to the Employee, in the event that the Employee becomes disabled during the Employee’s employment under this Agreement through any illness, injury, accident, or condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions and services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term.  Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(d), and the Company’s obligations to the Employee under such circumstances shall be limited to compensation earned under this Agreement to the date of termination, which shall include any accrued but unused vacation time.  In addition, upon a termination under this Section 10(d), the Company shall take all necessary and reasonable action, in the ordinary course of business, to pay any other accrued employee benefits to the Employee, in accordance with the Company’s Employee Benefit Plans and as required under applicable state and federal laws.  Upon the Company’s termination of the Employee’s employment under this Section 10(d), the Company’s repurchase rights to the Employee Restricted Stock under Section 3(c)(ii) shall be partially forfeited and upon such termination, the Employee Restricted Stock will be vested through the next anniversary of the Effective Date, following such termination.

11.	Change of Control.

(a)	In the event of a Change of Control (as defined herein), and if, subsequent to such Change of Control,
(i)           the Employee’s job duties, job location and/or compensation (including his base Salary, and Bonus), are not substantially similar to those performed and/or enjoyed by the Employee prior to such Change of Control, and the Employee terminates this Agreement by giving at least thirty (30) days prior written notice to the Company; or

(ii)           the Company terminates this Agreement without Cause (as defined in Section 10 above),

then the Company must provide the Employee with the following:

(a) the Employee’s base Salary through the date of termination at the rate in effect on the date of the Change of Control, plus any accrued but unused vacation time;

(b) severance pay in the amount of the Employee’s annual base Salary for six (6) months at the rate in effect on the date of the Change of Control;

(c) health insurance coverage for a one (1) year period following the date of termination that is the same or substantially similar to that provided to the Employee while employed by the Company at substantially the same cost to the Employee;

(d) immediate vesting of all of the Employee Restricted Stock, to the extent not already vested, such that the Company’s repurchase rights under Section 3(c)(ii) shall be forfeited;

(e) an acceleration of vesting equal to one year for the stock options awarded to the Employee, which shall become immediately exercisable and which shall remain exercisable for the periods specified in the underlying stock option agreement; and

(f) the unpaid balance under the Promissory Note.

For purposes of this Section 11(a), the Employee’s job location shall be deemed “substantially similar” so long as the Employee’s job location is located within a fifty (50) mile radius of the Company’s current offices located at 90 Industrial Way, Wilmington, Massachusetts 01887.

(b)           As used herein, a “Change of Control” shall be deemed to occur at any time following the consummation of the Merger Transaction, if:

the shareholders of the Company approve, other than the Merger Transaction, (A) any consolidation or merger of the Company (x) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (y) where the members of the Board, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than fifty percent (50%) of the Board of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

12.           Miscellaneous.

(a)           Assignment.  The Employee acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any affiliates or successors in interest, including, but not limited to a prospective assignment of this Agreement by the Company to AWT or its successor, in connection with the Merger Transaction.      The Employee further acknowledges and agrees that this Agreement is personal to the Employee and that the Employee may not assign any rights or obligations hereunder.

(b)           Withholding.  All payments required to be made by the Company to the Employee under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company’s policies applicable to employees at the Employee’s level.

(c)           Entire Agreement.  This Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, whether written or oral.

(d)           Seal and Governing Law.  This Agreement shall take effect as an instrument under seal and shall be governed by, and construed in accordance with, the laws of the State of Massachusetts, without regard to the conflicts of law principles thereof.

(e)           Amendments.  Any attempted modification of this Agreement will not be effective unless signed by a specifically authorized officer of the Company and the Employee.

(f)           Waiver of Breach.  The parties agree that a breach of any provision of this Agreement may only be waived on behalf of the Employee by the Employee in writing or, on behalf of the Company, in writing signed by a specifically authorized officer of the Company.  The waiver by the Employee or the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(g)           Severability.  If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:               NEXX Systems, LLC
90 Industrial Way
Wilmington, MA 01887
Attention: Richard S. Post, President

With a copy to:                    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02110
Attention: Neil H. Aronson, Esq.

If to Employee:                     Mr. Arthur Keigler
20 Pine Plain Road
Wellesley, MA 02481

With a copy to:                    Semmes, Bowen & Semmes, P.C.
250 West Pratt Street
Baltimore, MD 21201
Attention: Cleaveland D. Miller, Esq.

(i)           Survival.  The Employee and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Employee’s employment with the Company.  Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Employee’s employment or termination of this Agreement.

(j)           Disclosure and Confidentiality.  The Employee agrees that the Company may provide, in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, Employee, partner, principal, agent, representative, consultant or otherwise.  The Employee also agrees that the Company may disclose a copy of this Agreement if legally- required to do so, and in connection with a partnering transaction, financing, or public offering.  The Employee further agrees not to disclose the existence or terms of this Agreement to any person other than the Employee’s immediate family and legal, financial or accounting consultants and to the Board of Directors and stockholders of AWT prior to the Effective Time (as defined in the Merger Agreement).

(k)           Reassignment.  The Employee acknowledges and agrees that should the Employee transfer between or among any affiliates of the Company, wherever situated, or otherwise become employed by any Company affiliate, or be promoted or reassigned to functions other than the Employee’s present functions, all terms of this Agreement shall continue to apply with full force.  This subsection 12(k) shall in no way limit the Employee’s rights under subsection 10(c).

(l)           Rights of Other Individuals.  This Agreement confers rights solely on the Employee and the Company.  This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

(m)         Headings.  The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

(n)         Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EMPLOYEE	NEXX SYSTEMS, LLC

By: /s/ Arthur Keigler	By: /s/ Richard S. Post
Arthur Keigler	Name: Richard S. Post
Title: President

Dated: May10, 2002	Dated: May 13, 2002

EXHIBIT A

Promissory Note ($100,000)

EXHIBIT B

List of Employee’s Inventions